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                                                                    EXHIBIT 99.1

                                  PRESS RELEASE
                              FOR IMMEDIATE RELEASE

COLLEGIATE PACIFIC TO ACQUIRE NATION'S LARGEST TEAM SPORTS DISTRIBUTOR


DALLAS--(BUSINESS WIRE)--Dec. 15, 2003--Collegiate Pacific (AMEX:BOO)

Projected Highlights of Transaction

-- Annualized revenues to reach $70 million

-- Operating income projected to rise 8 fold

-- Combination may set platform for future transactions

Collegiate Pacific (AMEX:BOO) today announced that it has executed a letter of intent to acquire Kesslers Team Sports of Richmond, IN., the nation's largest independent team sporting goods distributor with annual revenues exceeding $30 million. Kesslers is recognized as the #1 team distributor in the USA for some of the highest profile team uniform brands in the World. Terms of the transaction were not disclosed. Closing is expected to occur in early 2004 and is conditioned on the completion of customary due diligence and the execution of a mutually acceptable definitive agreement.

In discussing the proposed acquisition, Michael Blumenfeld, CEO of Collegiate Pacific, stated: "The combination of these two dynamic corporations will form a company that we believe will revolutionize the sporting goods industry. This proposed combination marks the first time in the sporting goods industry that brand name team uniforms; proprietary equipment and a field sales force will be consolidated under one roof. The relationship redefines, we believe, what it means to be vertical in this marketplace.

"Collegiate Pacific is a designer, manufacturer and distributor of thousands of sports products while Kesslers is a rapidly expanding marketing and sales company with 8 regional offices and 65 field sales professionals. Kesslers' profitability, which is already above industry standards, would be expected to expand dramatically with the infusion of new Collegiate Pacific proprietary products -- expanding Kesslers' gross margins and sales potential. Collegiate Pacific's profitability would be further enhanced by the expected increased sales of its high margin, manufactured products through Kesslers' existing and expanding sales force. Both companies derive the majority of their revenues from the youth and varsity school and team sport markets.

"The combined entity will enable the Kessler sales force to provide a one stop equipment and team uniform service to thousands of existing and potential Kessler customers. We believe this will allow for an unprecedented expansion of the Kessler Team Sports operations.

"We continue to evaluate other potential acquisitions and strategic affiliations to compliment the rapid growth we envision for this new business combination. Targets will include wholesale team dealers with active sales [GR forces; manufacturers and distributors of institutional sports products; and competitors in our own niche within OMI the sporting goods industry.


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"Of equal importance in this transaction is the professional managerial strength that would be added in the proposed combination. Bob, Dan and Phil Dickman, the owners and officers of Kessler Team Sports, have a cumulative work span of over 40 years in the sporting goods industry. All three will continue in their existing positions and will offer a welcomed layer of senior management to support our mutual growth in revenues and profitability.

"We believe that our annualized, consolidated revenues, subsequent to the successful closure of Tomark and Kesslers, would approach $70 million and that the first full-year cycle of ownership would produce a projected eightfold increase in operating income as compared to the recently reported FY2003 period, which ended on June 30, 2003."

Collegiate Pacific is the nation's fastest-growing manufacturer, marketer and distributor of sports equipment to the team and institutional markets. The Company sells more than 3,200 products to a growing base of 35,000 customers.

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The company has based these forward-looking statements on its current expectations and projections about future events, based on the information currently available to it. The forward-looking statements include statements relating to the company's anticipated financial performance, business prospects, new developments, new strategies and similar matters. The following important factors, in addition to those described in the company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-KSB for the year ended June 30, 2003, especially in the Risk Factors and the Management's Discussion and Analysis sections, and its Quarterly Reports on Form 10-QSB and its Current Reports on Form 8-K (each of which is available upon request from the company or on the company's website, www.cpacsports.com, under the heading "Investors") may affect the future results of the company and cause those results to differ materially from those expressed in the forward-looking statements, material adverse changes in the economic conditions in the Company's markets, including as a result of terrorist attacks, competition from others, how much the Company may receive from the exercise of outstanding stock options and warrants, if anything, whether or not the Company consummates its deal with Tomark or Kesslers, and the ability to obtain and retain key executives and employees. We disclaim any obligation to update these forward-looking statements.

CONTACTS

Collegiate Pacific, Dallas
Adam Blumenfeld, 972-243-0879

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